DocuSign Envelope ID: 4495FCCD-CCA0-41E0-A919-D26FD908938C

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is entered into March 6, 2023 and effective as of February 1, 2023 (“Effective Date”), by and between Faraday Future Intelligent Electric Inc. (the “Company”) and FF Global Partners LLC (“Consultant”).

1.Services. The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to provide the services set forth on Schedule 1 hereto (the “Services”) pursuant to the terms and conditions set forth in this Agreement. The Company shall not control the manner or means by which Consultant performs the Services, including, but not limited to, the time and place that Consultant performs the Services. The Company shall provide Consultant with reasonable access to its premises and equipment to the extent necessary for the performance of the Services. To the extent Consultant performs any Services on the Company’s premises or using the Company’s equipment, Consultant shall comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources, as communicated to Consultant.

2.Compensation.

2.1Fees. As compensation for the Services and the rights granted to the Company under this Agreement, the Company agrees to pay the Consultant a fee in the amount set forth on Schedule 1 hereto (the “Fees”). The Company shall do a monthly review of Consultant’s work before submitting payments based on the payment schedule.

2.2Expenses. The Company will reimburse Consultant for the actual amount of its reasonable and documented out-of-pocket expenses incurred in connection with the performance of the Services hereunder; provided, however, that any expenses in excess of $100 must be pre-approved by the Company in order to be reimbursed hereunder, except as specifically provided in Schedule 1.

3.Independent Contractor. Consultant’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employee relationship. Consultant shall have no authority to bind the Company, and Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of compensation under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation, if any, will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. Without limiting the foregoing, Consultant shall not be eligible to participate in any paid time off, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed by Consultant in connection with the performance of the Services shall be Consultant’s employees, and Consultant shall be fully responsible for them.

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4.Representations and Warranties.

4.1Consultant. Consultant represents and warrants to the Company that: (a) Consultant has the right to enter into this Agreement and to perform fully all of Consultant’s obligations under this Agreement; (b) the Services performed by Consultant, and any work product or deliverables created as a result of the Services, do not and shall not infringe any patent, trademark, copyright, or other intellectual property rights of any third party; (c) Consultant has the required skill, experience and qualifications to perform the Services, and shall use its reasonable best efforts to perform the Services in a professional and workmanlike manner in accordance with industry standards for similar services; (d) Consultant shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner; and (e) Consultant shall perform the Services in compliance with all applicable federal, state and local laws and regulations.

4.2Company. The Company represents and warrants to Consultant that: (a) the Company has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and (b) the execution of this Agreement has been duly authorized by all necessary corporate action.

5.Intellectual Property Rights.

5.1Inventions and Innovations.

(a)Ownership. Consultant agrees that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, within the scope of Consultant’s Services for the Company under this Agreement, or with the use of Company’s equipment, supplies, facilities, or with information of the Company specifically provided to Consultant in connection with the provision of the Services, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions and Innovations”), are the sole property of the Company.

(b)Disclosure and Assignment. Consultant agrees to promptly make full written disclosure to the Company of any Inventions and Innovations, and hereby irrevocably assigns fully to the Company, all of Consultant’s right, title, and interest in and to Inventions and Innovations. Consultant agrees that this assignment includes a present conveyance to the Company of ownership of Inventions and Innovations that are not yet in existence. Consultant further acknowledges and agrees that all original works of authorship that are made by Consultant (solely or jointly with others) within the scope of Consultant’s Services for the Company under this Agreement and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Consultant understands and agrees that the decision whether or not to commercialize or market any Inventions and Innovations is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to Consultant as a result of the Company’s efforts to commercialize or market any such Inventions and Innovations.

(c)Moral Rights. Any assignment to the Company of Inventions and Innovations includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

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(d)Assistance. Consultant agrees to assist the Company in any reasonable manner, at the Company’s sole expense, to obtain and enforce for the Company’s benefit patents, copyrights, mask works, and other property rights in any and all countries, and Consultant agrees to execute, when requested, patent, copyright or similar applications and assignments to the Company and any other lawful documents deemed necessary by the Company to carry out the purpose of this Agreement. If called upon to render assistance under this paragraph, Consultant will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of the Company. In the event that the Company is unable for any reason to secure Consultant’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Intellectual Property (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and in Consultant’s behalf and instead of Consultant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by Consultant. Nothing in this paragraph shall require Consultant or any of its affiliates or related persons to participate in any legal proceedings other than as set forth in Section 5.1(d).

5.2Confidential Information. Consultant will keep all confidential information provided by the Company to Consultant in connection with this Agreement confidential in accordance with that certain Confidentiality Agreement, dated as of October 6, 2022, by and among the Company, Consultant, FF Top Holding LLC and Jiawei.

Consultant shall not communicate any information to the Company in violation of the proprietary rights of any third party.

5.3Return of the Company’s Property. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, design and lists) furnished to Consultant by the Company, whether delivered to Consultant by the Company or made by Consultant in the performance of Services under this Agreement (“Company Property”), are the sole and exclusive property of the Company or its suppliers or customers. Consultant agrees to promptly deliver the original and any copies of Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Consultant agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of Company Property; provided that Consultant may keep copies of Company Property for legal or compliance purposes. Consultant agrees to certify in writing that Consultant has so returned or destroyed all such Company Property.

6.No Conflict of Interest. Consultant represents and warrants that it has no agreements, relationships or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, or Consultant’s ability to perform the Services hereunder. During the term of this Agreement, Consultant will not enter into any agreements, relationships or commitments with any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, or Consultant’s ability to perform the Services hereunder.

7.Noninterference with Business. To the fullest extent permitted under applicable law, Consultant agrees that during the term of this Agreement and for a period of one (1) year immediately following its termination, Consultant will not directly or indirectly (i) solicit any of the Company’s employees to leave their employment at the Company; nor (ii) solicit any of the Company’s customers, vendors or distributors to breach any contractual agreement it may have in place with Company. During the Term and thereafter, Consultant will not defame or disparage the Company, its management or employees

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in connection with the Services (and the Company shall not defame or disparage Consultant, its management or employees in connection with the Services), except as may be required by applicable law.

8.Term and Termination.

8.1Term. This Agreement is effective as of the Effective Date set forth above and will continue for a period of twelve (12) months or until earlier terminated in accordance with this Section 8 (the “Term”); provided that the Term shall automatically renew for successive twelve (12) month periods unless earlier terminated in accordance with this Section 8.

8.2Termination. Either party may terminate this Agreement upon one (1) month prior written notice to the other party. Upon any termination of this Agreement, the Company shall promptly pay Consultant any accrued but unpaid fees hereunder, and shall reimburse Consultant for any unreimbursed expenses that are reimbursable hereunder.

8.3Survival. The rights and obligations contained in Sections 3 through 11, and Schedule 1 hereof will survive any termination or expiration of this Agreement.

9.[Intentionally Deleted]

10.Limitation of Liability. Neither party nor any such party’s person, including officers, directors, employees, managers, direct or indirect shareholders, direct or indirect members, or representatives (collectively as “Party Person”) will be liable to the other for any consequential, indirect, punitive, special incidental, speculative or remote damages (including lost profits, loss of revenue, loss of goodwill, loss of reputation) in connection with or arising out of any breach of or performance of the Agreement. In no event will Company’s liability or Company’s recovery under or with respect to the Agreement exceed the fees and expenses actually paid to Consultant by Company under the Agreement. In no event will Consultant’s and its Party Person’s liability (taken together) or Consultant’s recovery under or with respect to the Agreement exceed the fees and expenses actually paid to Consultant by Company under the Agreement. Notwithstanding the foregoing or anything else to the contrary in this Agreement, Consultant shall not have any liability under or in connection with this Agreement (i) to the extent it has followed any direction given to it by the Company or (ii) to the extent the Company has failed to give Consultant sufficient timely direction, or sufficient timely and accurate information. Notwithstanding the foregoing, the limitation of liability set forth in this Section 10 shall not apply with respect to either Party’
s indemnification obligations under Section 9 of this Agreement or breach of either Party’s confidentiality obligations under Section 5.2 of this Agreement.

11.Miscellaneous.

11.1Successors and Assigns. Consultant shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding upon, and be enforceable against, each of the Parties hereto and their respective successors and permitted assigns.

11.2Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by electronic mail upon receipt thereof; or (iv) by certified or registered mail, return receipt requested, upon verification of

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receipt. Notice shall be sent to the addresses set forth above or such other address as either party may specify in writing.

11.3Governing Law and Jurisdiction. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the state of California, as such laws are applied to agreements entered into and to be performed entirely within California. Subject to Section 11.4, each party expressly consents (and waives any objection) to the venue and jurisdiction of the state courts of Los Angeles County, California and the federal courts located in the Central District of California for all litigation which may be brought with respect to this Agreement.

11.4Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value, and breach of any of such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. Accordingly, in the event of such breach, the Company will be entitled to injunctive relief and/or specific performance, and such other and further relief as may be proper (including monetary damages if appropriate), without the requirement to post a bond or other security.

11.5Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the invalid or unenforceable terms will be modified to allow maximum enforceability of such provisions, and the legality, validity and enforceability of the remaining provisions of this Agreement shall not be otherwise affected or impaired thereby.

11.6Amendments; Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms hereof may be waived only by a written document signed by the party or parties waiving compliance. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

11.7Entire Agreement. This Agreement, together with any documents incorporated herein by reference and related exhibits and schedules, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Services undertaken by Consultant for the Company.

11.8Counterparts. This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this Consulting Services Agreement as of the date first written above.

Company:	Faraday Future Intelligent Electric Inc. By: Name: Xuefeng Chen Title: CEO
Consultant:	FF Global Partners LLC By: Name: Jiawei Wang Title: President

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DocuSign Envelope ID: 4495FCCD-CCA0-41E0-A919-D26FD908938C
SCHEDULE 1

Services

STATEMENT OF WORK

Consultant shall assist the Company by providing consultation and integrate resources to assist the Company in achieving Company’s 2023 strategic goals, including the following Services during the Term:

•Assist the Company in developing its funding strategy.
•Assist in FFIE in developing its value return & management strategy.
•Consultation on and integration of stockholder relations and stockholder resources.
•Support on communications regarding stockholders meetings.
•Developing the Company’s existing stockholder financing strategy, including retail investors and others.
•Assist in risk management strategy.
•Assist in capability build up & operation strategy.

The addition of any Service not specifically set forth above shall require the prior consent of Consultant.

Project Timeline overview
Phase 1: End of March pre-SOP and end of April 2023 vehicle delivery, the responsibilities include assisting in developing the financing funding strategy required for vehicle delivery and Company’s 2023 strategic goals.

Phase 2: Post-SOP until end of 2023, assist the Company as requested (using Consultant’s existing resources) in Company’s production ramp-up, sales and other annual strategic goals.

Phase 3: 2-month transitional period after the realization of the annual strategic goals, assist the Company in establishing corresponding organizational capabilities and related resources.

In providing the Services, Consultant is only presenting its own views based on its own judgment for the Company’s consideration. The Company is ultimately responsible for making its own decisions with respect to any matter that is the subject of the Services.

Specifically Excluded Services

For the avoidance of doubt, the Services do not include, and shall not be deemed to include:

•any service, support, analysis or advice in respect of any tax matters; legal, compliance or regulatory matters; or intellectual property, information technology, data protection or data privacy matters; or

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•any service, support, analysis or advice the provision of which would require the Consultant or any of its affiliates or related persons to obtain any license from any third party or register with any governmental authority or self-regulatory organization.

•Consultant shall not be required to perform any Service to the extent that providing such Service in the manner requested by the Company would require it to hire additional employees (or would require the Company to incur expenses that the Company does not agree to promptly reimburse).

Certain Other Provisions

CONSULTANT MAKES NO WARRANTY, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY WARRANTIES OF ANY KIND WITH RESPECT TO THE NATURE OR QUALITY OF THE SERVICES TO BE PROVIDED BY CONSULTANT OR THE RESULTS THAT WILL BE OBTAINED BY USING OR APPLYING THE CONSULTANT’S SERVICES.

Monthly Payment and Expenses:

As consideration for the Services to be performed by the Consultant pursuant to this Agreement, the Company hereby agrees to provide the Consultant (i) a monthly fee of $200,000 per month, due and payable on the last day of each month beginning on March 31, 2023 (the “Monthly Payment”); the Monthly Payment for Services provided for the month of February 2023 shall be due and payable within two days after the execution of this Agreement; and (ii) discretionary performance bonuses reasonably approved by the Company.

In addition to any Monthly Payment that may be payable, the Company hereby agrees:

•from time to time, upon written request of the Consultant, to reimburse Consultant for all reasonable and documented out-of-pocket travel, legal, and other out-of-pocket expenses incurred in connection with the Service (including reasonable fees and disbursements of Consultant’s external legal counsel), which out-of-pocket expenses shall not exceed
$50,000 without the prior written consent of the Company (which consent shall be in the sole and absolute discretion of the Company). In the event Company declines to provide such requested consent, Consultant may terminate the Agreement immediately upon written notice to the Company and in accordance with the other terms of Section 8 of the Agreement. The payment shall be made by the Company no later than two weeks after receiving the opportunity to review under appropriate protections a reasonably detailed invoice from the Consultant, unless the Parties agree otherwise.

•in the event any director, officer or employee of Consultant (each, a “Consultant Person”) is required by law to attend or participate in judicial or other legal proceedings relating to the Services to which Consultant and/or any of its Affiliates (other than the Company and

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its subsidiaries) is not a party, the Company agrees to reimburse Consultant for all reasonable and documented out-of-pocket travel, legal, and other expenses incurred by Consultant in respect of preparation for and participation by Consultant Persons in any such proceedings.

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